Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Form S-3 No. 333-224135 of Washington Real Estate Investment Trust,
(2)	Form S-3 No. 333-223527 of Washington Real Estate Investment Trust,
(3)	Form S-8 No. 333-145327 pertaining to the 2007 Omnibus Long-Term Incentive Plan of Washington Real Estate Investment Trust, and
(4)	Form S-8 No. 333-211418 pertaining to the 2016 Omnibus Incentive Plan of Washington Real Estate Investment Trust;

of our report dated July 11, 2019, with respect to the Statement of Revenues and Certain Expenses of the Assembly Portfolio for the year ended December 31, 2018, included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP
Tysons, Virginia
July 11, 2019